As filed with the Securities and Exchange Commission on January 28, 2022

Registration No. 333-259492

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 ON FORM S-8

TO FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

F.N.B. CORPORATION

(Exact name of registrant as specified in its charter)

Pennsylvania	25-1255406
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

12 Federal Street

One North Shore Center

Pittsburgh, Pennsylvania 15212

(800) 555-5455

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Vincent J. Delie, Jr.

Chairman, President and Chief Executive Officer

F.N.B. Corporation

12 Federal Street

One North Shore Center

Pittsburgh, Pennsylvania 15212

(800) 555-5455

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Gary R. Walker, Esq.

Reed Smith LLP

Reed Smith Centre

225 Fifth Avenue

Pittsburgh, PA, 15222

Telephone: (412) 288-3131

Fax: (412) 288-3063

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Unit(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(3)
Common Stock, $0.01 par value per share	89,696 Shares(2)	N/A	N/A	N/A

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also be deemed to cover any additional securities to be offered or issued in connection with the provisions of the above-referenced plan, which provide for adjustments in the amount of securities to be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)

Represents the maximum number of shares of F.N.B. common stock issuable under outstanding stock options and restricted stock unit awards (collectively, the “Legacy Howard Awards”) granted under the Howard Bancorp, Inc. 2013 Equity Incentive Plan, all of which Legacy Howard Awards were assumed by F.N.B. in connection with the merger of Howard Bancorp, Inc. with and into F.N.B. Corporation. The merger closed on January 22, 2022.

(3)

This Post-Effective Amendment No. 1 covers securities that were originally registered on F.N.B. Corporation’s Registration Statement on Form S-4, as amended by Pre-Effective Amendment No. 1 (Registration No. 333-259492). All filing fees payable in connection with the issuance of these securities were previously paid in connection with the initial filing of F.N.B. Corporation’s Registration Statement on Form S-4 (Registration No. 333-259492) with the Securities and Exchange Commission (the “Commission”) on September 13, 2021.

EXPLANATORY NOTE

F.N.B. Corporation, a Pennsylvania corporation, hereby amends its Registration Statement on Form S-4, as amended by Pre-Effective Amendment No. 1 (Registration No. 333-259492) (the “Form S-4”), by filing this Post-Effective Amendment No. 1 on Form S-8. The Form S-4, as amended by this Post-Effective Amendment No. 1 on Form S-8, is referred to as the “Registration Statement.”

The Form S-4 related to 35,000,000 shares of F.N.B. common stock to be issued by F.N.B. in connection with its acquisition of Howard Bancorp, Inc., a Maryland corporation. The acquisition was completed on January 22, 2022. In the acquisition, Howard was merged with and into F.N.B., with F.N.B. being the surviving corporation. At the time of the merger, each Howard common share outstanding immediately prior to the merger was cancelled.

The merger consideration payable by F.N.B. for the common shares of Howard cancelled in the merger (excepting certain shares held by F.N.B., Howard and their subsidiaries, which were cancelled without receipt of any merger consideration) was 1.8 shares of F.N.B. common stock, par value $0.01 per share, for each common share of Howard, and cash in lieu of any fractional shares of F.N.B. common stock that was otherwise payable. The shares that were registered on the Form S-4 included the maximum number of shares of F.N.B. common stock that could be issuable as merger consideration at the time of the merger, taking into account all outstanding awards under the Howard Bancorp, Inc. 2013 Equity Incentive Plan (the “Plan”).

Upon completion of the merger, F.N.B. assumed the Plan, and all of the Howard restricted stock units and stock options outstanding at the effective time of the merger became restricted stock units and stock options with respect to shares of F.N.B. common stock, based on the formulae described in the Form S-4.

This Post-Effective Amendment No. 1 relates to 89,696 shares of F.N.B.’s common stock in the aggregate that are reserved for issuance upon the vesting of currently outstanding restricted stock units and upon the exercise or settlement of currently outstanding stock options granted under the Plan, all of which options are held by current employees of F.N.B. All such shares of common stock were originally registered on the Form S-4.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information concerning the above-referenced plan required by Item 1 of Form S-8 and the statement of availability of registrant information, plan information and other information required by Item 2 of Form S-8 will be sent or given to employees as specified by Rule 428 under the Securities Act of 1933. In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act of 1933. The Registrant will maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the Registrant will furnish to the Commission or its staff a copy of any or all of the documents included in such file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents have previously been filed by the Registrant with the Commission under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and are hereby incorporated by reference in this registration statement as of their respective dates:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 (File No. 001- 31940), filed with the Commission on February 25, 2021;

(b)

The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021, June 30, 2021 and September 30, 2021 (File No. 001-031940), filed with the Commission on  May 6, 2021,  August  5, 2021 and November 4, 2021, respectively;

(c)

The Registrant’s Current Reports on Form 8-K filed with the Commission on  January 7, 2021, February 4, 2021, May  14, 2021, July  13, 2021 (two filings), October 26, 2021, November 5, 2021  and January 24, 2022 (File No. 001-31940); and

(d)

The description of the Registrant’s Common Stock contained in the Registrant’s registration statement on Amendment No. 1 to Form 8-A, filed on August 30, 2016, pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered by this registration statement have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part thereof from the date of filing such documents (other than the portions of such documents, which by statute, by designation in such document or otherwise (including but not limited to information disclosed by the Registrant under Items 2.02 or 7.01 of any Current Report on Form 8-K), are not deemed filed with the Commission or are not regarded to be incorporated herein by reference).

Any statement contained in a document all or a portion of which is incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Pennsylvania Business Corporation Law permits corporations to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by, or in the right of, the corporation) by reason of the fact that he or she is or was a representative of the corporation or is or was serving at the request of the corporation as a representative of another corporation, partnership, joint venture, trust or other enterprise (including an employee benefit plan) against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

With respect to proceedings by or in the right of the corporation, the Pennsylvania Business Corporation Law permits a corporation to indemnify the same persons listed above, against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of the action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation. However, indemnification is not available for any claim, issue or matter as to which the person is adjudged to be liable, unless a court of common pleas where the registered office of the corporation is located or the court in which the action was brought determines that he or she is fairly and reasonably entitled to indemnity.

F.N.B.’s articles of incorporation and bylaws provide that F.N.B. shall indemnify its directors and officers to the fullest extent permitted by law in connection with any actual or threatened action, suit or proceeding, civil, criminal, administrative, investigative or other (whether brought by or in the right of F.N.B. or otherwise) arising out of their service to F.N.B. or to another organization at F.N.B.’s request, or because of their positions with F.N.B. F.N.B.’s bylaws also state that F.N.B. shall pay the expenses incurred by a director or officer in defending or investigating a threatened or pending action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by the director or officer to repay those amounts if it is ultimately determined that he or she was not entitled to be indemnified. F.N.B.’s articles of incorporation further provide that F.N.B. may purchase and maintain insurance to protect itself and any such director or officer against any liability, cost or expense asserted against or incurred by him or her with respect to such service, whether or not F.N.B. would have the power to indemnify him or her against such liability by law or under the provisions of this paragraph.

F.N.B. maintains insurance policies insuring directors and officers against certain liabilities they may incur in their capacity as such.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following exhibits are filed with or incorporated by reference in this registration statement:

Exhibit No.	Description

4.1	Articles of Incorporation of F.N.B. Corporation, effective as of August 30, 2016 (incorporated by reference to Exhibit 3.1. of F.N.B.’s Current Report on Form 8-K filed on August 30, 2016)

4.2	Bylaws of F.N.B. Corporation, effective as of February 26, 2020 (incorporated by reference to Exhibit 3.2 of F.N.B.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019)

Exhibit No.	Description

4.3	Description of Registrants securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (incorporated by reference to Exhibit 4.8 of F.N.B.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019)

5.1	Opinion of Reed Smith LLP (previously filed as Exhibit 5.1 to the Registrant’s Registration Statement on Form S-4 (Registration No. 333-259492))

23.1	Consent of Reed Smith LLP (contained in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP, filed herewith

24.1	Powers of attorney (previously filed as Exhibit 24.1 to the Registrant’s Registration Statement on Form S-4 (Registration No. 333-259492))

99.1	Howard Bancorp, Inc. 2013 Equity Incentive Plan, filed herewith

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that: paragraphs (a)(l)(i) and (a)(l)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on January 28, 2022.

F.N.B. CORPORATION

By:	/s/ Vincent J. Delie, Jr.

Vincent J. Delie, Jr.
Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated as of the 28th day of January, 2022.

Signature	Title

/s/ Vincent J. Delie, Jr.	Chairman, President and Chief Executive Officer (principal executive officer)
Vincent J. Delie, Jr.

/s/ Vincent J. Calabrese, Jr.	Chief Financial Officer (principal financial officer)
Vincent J. Calabrese, Jr.

/s/ James L. Dutey	Corporate Controller and Senior Vice President (principal accounting officer)
James L. Dutey

Signature	Title

*	Director
Pamela A. Bena

*	Director
William B. Campbell

*	Director
James D. Chiafullo

*	Director
Mary Jo Dively

*	Director
Robert A. Hormell

*	Director
David J. Malone

*	Director
Frank C. Mencini

*	Director
David L. Motley

*	Director
Heidi A. Nicholas

*	Director
John S. Stanik

*	Director
William J. Strimbu

*	James G. Orie, by signing his name hereto, does hereby sign this document on behalf of each of the above-noted directors of the Registrant pursuant to powers of attorney duly executed by such persons.

By:	/s/ James G. Orie
James G. Orie.
Attorney-in-fact